Exhibit 99.1

Scott Stephenson Appointed Chief Executive Officer of Verisk Analytics

Frank Coyne to serve as Non-Executive Chairman

JERSEY CITY, N.J., February 20, 2013 — Verisk Analytics (Nasdaq:VRSK) today announced Scott G. Stephenson, the current President and Chief Operating Officer, has been appointed to the position of Chief Executive Officer by the Board of Directors, effective April 1, 2013. Mr. Stephenson has also been nominated to stand for election to the Board of Directors at the company’s annual meeting in May 2013.

Mr. Stephenson, 55, will succeed Frank J. Coyne, who joined the company in 1999 as President and Chief Operating Officer. In 2000, Mr. Coyne was elected President and Chief Executive Officer and he became Chairman in 2002. He will continue as a member of the Board of Directors as Non-Executive Chairman.

“I am pleased to announce Scott’s appointment as the Chief Executive Officer of Verisk Analytics. This is a natural transition for our company. I am honored to have served as the CEO of Verisk Analytics and its predecessors for more than a decade, including during our transition to the public markets. I have confidence Scott’s experience as a key member of our senior leadership team for more than ten years enables him to successfully lead our organization into the future,” said Frank Coyne. “I look forward to continued achievements, driven by our more than 6,000 employees, under Scott’s leadership.”

“Verisk is a leading company with unique intellectual property assets and a talented team across all our businesses,” said Scott Stephenson. “I am eager to continue working with my colleagues to build on the culture of excellence, innovation, and creating shareholder value established under Frank Coyne’s leadership.”

Mr. Stephenson joined the company in 2001, focusing on bringing new value and functionality to the company’s product offerings. In 2002, he was promoted to Executive Vice President, working with the senior management team to move the business to higher levels of growth and profitability. Mr. Stephenson became Chief Operating Officer in 2008, with responsibility for the company’s operating units, and was named President in 2011.

Before joining Verisk’s ISO subsidiary, Mr. Stephenson was a senior partner with The Boston Consulting Group (BCG), a global management consulting firm, including service on the firm’s North American operating committee. Mr. Stephenson also served as an advisor to Silver Lake Partners, a technology-oriented private equity firm.

Mr. Stephenson is a graduate of the University of Virginia, where he received a bachelor of science degree in mechanical engineering, and the Harvard Business School, where he received a master of business administration degree. Mr. Stephenson has served on numerous civic and charitable boards.

About Verisk Analytics

Verisk Analytics (Nasdaq:VRSK) is a leading provider of information about risk to professionals in insurance, healthcare, financial services, government, and risk management. Using advanced technologies to collect and analyze billions of records, Verisk Analytics draws on vast industry expertise and unique proprietary data sets to provide predictive analytics and decision support solutions in fraud prevention, actuarial science, insurance coverages, fire protection, catastrophe and weather risk, data management, and many other fields. In the United States and around the world, Verisk Analytics helps customers protect people, property, and financial assets. For more information, visit www.verisk.com.

Contact:

Media Rich Tauberman MWW Group (for Verisk Analytics) 202-600-4546 rtauberman@mww.com	Investor Relations Eva Huston Senior Vice President and Treasurer, Corporate Finance and Investor Relations Verisk Analytics, Inc. 201-469-2142 eva.huston@verisk.com